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Exhibit 21.1

SUBSIDIARIES OF UNIONBANCAL CORPORATION*
AS OF DECEMBER 31, 2007

Name of Subsidiary	State or Country in Which Organized
Bankers Commercial Corporation	California
Business Capital Trust I	California
California First Advisory Services	California
California First Capital Management	California
California First Corporation	California
HighMark Capital Management, Inc.	California
MCB Statutory Trust I	California
Mills-Ralston, Inc.	California
SBS Realty Inc.	California
Stanco Properties, Inc.	California
The California-Sansome Corporation	California
UBOC Community Development Corporation	California
UBOC Comstock I	California
UBOC Foundation (Charitable Trust)	California
UBOC Foundation (Non-Profit Corporation)	California
UBOC Insurance, Inc.	California
UNBC Leasing, Inc.	California
UnionBanc Insurance Services, Inc.	California
UnionBanc Investment Services LLC	Delaware
UnionBanCal Commercial Funding Corporation	California
UnionBanCal Equities, Inc.	California
UnionBanCal Leasing Corporation	California
UnionBanCal Mortgage Corporation	California
UnionBanCal Venture Corporation	California
Union Bank of California, N.A.	United States
Union Bank of California Leasing, Inc.	Delaware
Union Capital Advisors, Inc.	California

*
All of the subsidiaries in the above list are wholly-owned, either directly or indirectly, by UnionBanCal Corporation.

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  Exhibit 21.1
SUBSIDIARIES OF UNIONBANCAL CORPORATION* AS OF DECEMBER 31, 2007